Exhibit 99.1

M3-Brigade Acquisition VI Corp. Announces Pricing of $300 Million Initial Public Offering

NEW YORK, August 26, 2025 /PRNewswire/ -- M3-Brigade Acquisition VI Corp. (the “Company”), a special purpose acquisition company, announced the pricing of its initial public offering of 30,000,000 units at a price of $10.00 per unit. The units will be listed on the Nasdaq Global Market (“Nasdaq”) and will trade under the ticker symbol “MBVIU” beginning August 27, 2025. Each unit consists of one Class A ordinary share of the Company and one-third of one redeemable public warrant. Each whole public warrant entitles the holder thereof to purchase one Class A ordinary share of the Company at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and public warrants are expected to be listed on the Nasdaq under the symbols “MBVI” and “MBVIW,” respectively.

The Company is sponsored by M3-Brigade Sponsor VI LLC, a Delaware limited liability company, and is led by Mohsin Y. Meghji as the Executive Chairman of the Board of Directors and Matthew Perkal as Chief Executive Officer and Director. The Company is a newly organized blank check company formed in June 2025 for the purpose of effecting a merger, consolidation, capital stock exchange, share exchange, asset acquisition, share purchase, stock purchase, reorganization or business combination with one or more businesses.

Cantor Fitzgerald & Co. is serving as the sole book-running manager for this offering. The Company has granted the underwriters a 45-day option to purchase up to 4,500,000 additional units at the initial public offering price to cover over-allotments, if any. The offering is expected to close on August 28, 2025, subject to customary closing conditions.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from:

●	Cantor Fitzgerald & Co, Attention: Capital Markets, 499 Park Avenue, 5th Floor New York, New York 10022; Email: prospectus@cantor.com

The registration statement relating to the securities became effective on August 26, 2025. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the proposed initial public offering will be completed on the terms described, or at all, or that the net proceeds of the initial public offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and preliminary prospectus relating to the Company’s initial public offering filed with the Securities and Exchange Commission (the “SEC”). Copies are available on the SEC’s website at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by applicable law.

Contact:

M3-Brigade Acquisition VI Corp.

c/o M3 Partners, LP
1700 Broadway
19th Floor
New York, NY 10019
T: 212-202-2200
www.m3-brigade.com

Investor Relations

Kristin Celauro (212) 202-2223